Filed pursuant to Rule 433
August 13, 2014
Registration Statement No. 333-189888

Current Offerings
See the list below for a summary of notes currently available to investment advisors and their clients in the U.S.

Equity

RBC Yorkville MLP Distribution Growth Leaders LiquidSM Index ETN due July, 2034

Selected Risk Considerations
An investment in the Royal Bank of Canada Yorkville MLP Distribution Growth Leaders Liquid SM PR Index (the “Index”) Exchange Traded Notes described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement and pricing supplement.

Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Investor Fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.

Credit Risk of Royal Bank of Canada—The ETNs are unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity or redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event that Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero.

A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on NYSE Arca under the symbol “YGRO”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol “YGROIV”. The Intraday Indicative Value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol “YGROIV” and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time.

Call Feature—Your ETNs may be repurchased on or after January 29, 2015 at our option and without your consent. In the event that we call the ETNs, the daily repurchase value may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs.

Restrictions on Repurchases by Us— You must offer the applicable minimum repurchase amount of $1,000,000 (50,000 ETNs) to us for your offer for repurchase to be considered.

Tax Treatment—Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult with your own tax advisor about your own tax situation.

Royal Bank of Canada, and its affiliates, and Yorkville Capital Management LLC do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor.

Royal Bank of Canada has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the structured note offerings described on this website. Before you invest, you should read those documents and the other documents relating to these offerings that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the applicable offering will arrange to send you these documents if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates. United States: RBC Capital Markets, LLC (member FINRA, NYSE and SIPC). Canada: RBC Dominion Securities Inc. (member IIROC and CIPF); United Kingdom: RBC Europe Limited and Royal Bank of Canada, London Branch (each authorized and regulated by the Prudential Regulation Authority and the Financial Conduct Authority). Hong Kong: RBC Capital Markets (Hong Kong) Limited (regulated by the Hong Kong Securities and Futures Commission) and Royal Bank of Canada, Hong Kong Branch (regulated by the Hong Kong Securities and Futures Commission and the Hong Kong Monetary Authority). Australia: Royal Bank of Canada, Sydney Branch (regulated by the Australian Securities & Investments Commission and the Australian Prudential Regulation Authority; AFSL 246521; ABN 86 076 940 880) This document is distributed only to persons who satisfy the definition of wholesale client for the purposes of the Corporations Act 2001 (Cth) and not intended for distribution to retail clients. Japan: RBC Capital Markets (Japan) Ltd. (regulated by the Japan Financial Services Agency and Japan Securities Dealers Association). Singapore: Royal Bank of Canada, Singapore Branch (regulated by the Monetary Authority of Singapore).

® Registered trademark of Royal Bank of Canada. Used under license. © Royal Bank of Canada 2014. All rights reserved.

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© RBC Dominion Securities Inc. 2001, 2003, 2010 rbccm.com is an online information service operated by RBC Dominion Securities Inc. and the other businesses and legal entities operating under the brand name RBC Capital Markets.

RBC Yorkville MLP Distribution Growth Leaders LiquidSM Index ETN due July, 2034
The ETNs are senior unsecured medium-term notes of Royal Bank of Canada that linked to the return of the Yorkville MLP Distribution Growth Leaders LiquidSM PR Index (the "Index"). The ETNs are designed for investors who seek exposure to the Yorkville MLP Distribution Growth Leaders LiquidSM PR Index and may pay a variable quarterly coupon linked to the cash distributions of the constituent MLPs in the Index less the ETN Investor Fee.

Feature Links Pricing Supplement Prospectus Supplement Prospectus Fact Sheet Contact Us Toll Free 866-609-6009 Email etns@rbccm.com Website www.rbcusnotes.com/etns

Data as of 8/12/2014:		Product Profile:
Closing Indicative Value:	$19.31	Primary Stock Exchange:	NYSE Arca
Market Closing Price:	$19.39	ETN Ticker:	YGRO
Market $ Change:	$-0.07	ETN Intraday Indicative Value Ticker:	YGROIV
Market % Change:	-0.36%	CUSIP:	78011D104
Market High:	$19.39	Index Name:	Yorkville MLP Distribution Growth Leaders LiquidSM PR Index
Market Low:	$19.39	Index Ticker:	YGMLL
ETNs Outstanding:	200,000	Issue Date:	July 24, 2014
Market Capitalization:	$3,878,000.00	Maturity Date:	July 19, 2034
Daily Volume:	300.0000000	Annual ETN Investor Fee:	0.90%
(Source: NYSE)

Selected Risk Considerations
An investment in the Royal Bank of Canada Yorkville MLP Distribution Growth Leaders Liquid SM PR Index (the “Index”) Exchange Traded Notes described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement and pricing supplement.

Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Investor Fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.

Credit Risk of Royal Bank of Canada—The ETNs are unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity or redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event that Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero.

A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on NYSE Arca under the symbol “YGRO”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol “YGROIV”. The Intraday Indicative Value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol “YGROIV” and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time.

Call Feature—Your ETNs may be repurchased on or after January 29, 2015 at our option and without your consent. In the event that we call the ETNs, the daily repurchase value may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs.

Restrictions on Repurchases by Us— You must offer the applicable minimum repurchase amount of $1,000,000 (50,000 ETNs) to us for your offer for repurchase to be considered.

Tax Treatment—Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult with your own tax advisor about your own tax situation.

Royal Bank of Canada, and its affiliates, and Yorkville Capital Management LLC do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor.

Yorkville Capital Management LLC indices, including the Yorkville MLP Distribution Growth Leaders Liquid Index, are the exclusive property of Yorkville Capital Management LLC. Yorkville Capital Management LLC and the Yorkville Capital Management LLC index names are service marks of Yorkville Capital Management LLC or its affiliates and have been licensed for use for certain purposes by Royal Bank of Canada. The index is calculated by Solactive AG (“Solactive”), which is not affiliated or under common control with Yorkville Capital Management LLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by Yorkville Capital Management LLC or Solactive, and neither Yorkville Capital Management LLC nor Solactive bear any liability with respect to any such financial securities. The pricing supplement related to the exchanged-traded notes contains a more detailed description of the relationship Yorkville Capital Management LLC has with Royal Bank of Canada and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any Yorkville Capital Management LLC trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting Yorkville Capital Management LLC to determine whether Yorkville Capital Management LLC’s permission is required. Under no circumstances may any person or entity claim any affiliation with Yorkville Capital Management LLC without the prior written permission of Yorkville Capital Management LLC.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates. United States: RBC Capital Markets, LLC (member FINRA, NYSE and SIPC). Canada: RBC Dominion Securities Inc. (member IIROC and CIPF); United Kingdom: RBC Europe Limited and Royal Bank of Canada, London Branch (each authorized and regulated by the Prudential Regulation Authority and the Financial Conduct Authority). Hong Kong: RBC Capital Markets (Hong Kong) Limited (regulated by the Hong Kong Securities and Futures Commission) and Royal Bank of Canada, Hong Kong Branch (regulated by the Hong Kong Securities and Futures Commission and the Hong Kong Monetary Authority). Australia: Royal Bank of Canada, Sydney Branch (regulated by the Australian Securities & Investments Commission and the Australian Prudential Regulation Authority; AFSL 246521; ABN 86 076 940 880) This document is distributed only to persons who satisfy the definition of wholesale client for the purposes of the Corporations Act 2001 (Cth) and not intended for distribution to retail clients. Japan: RBC Capital Markets (Japan) Ltd. (regulated by the Japan Financial Services Agency and Japan Securities Dealers Association). Singapore: Royal Bank of Canada, Singapore Branch (regulated by the Monetary Authority of Singapore).

® Registered trademark of Royal Bank of Canada. Used under license. © Royal Bank of Canada 2014. All rights reserved.

Privacy & Security | Legal & Disclaimers
© RBC Dominion Securities Inc. 2001, 2003, 2010 rbccm.com is an online information service operated by RBC Dominion Securities Inc. and the other businesses and legal entities operating under the brand name RBC Capital Markets.